For Immediate Release	Contact: Arthur W. Budich Chief Financial Officer Warwick Community Bancorp, Inc. (845) 986 - 2206

Warwick Community Bancorp, Inc. Advised of Suspension of Dividends By
the Federal Home Loan Bank of New York

WARWICK, NEW YORK, September 25, 2003-- Warwick Community Bancorp, Inc. (the "Company") (NASDAQ: WSBI), the holding company for The Warwick Savings Bank ("Warwick Savings") and The Towne Center Bank ("Towne Center"), announced that the Federal Home Loan Bank of New York has informed the Company that the October dividend on Federal Home Loan Bank of New York stock will not be paid. Warwick Savings is one of over 300 members of the Federal Home Loan Bank of New York. The FHLB of New York is one of 12 regional Federal Home Loan Banks that provides loans and correspondent services to its members. As a member, Warwick Savings is required to purchase and maintain stock in the FHLB of New York. To satisfy this requirement, the Company owns approximately $10.4 million in FHLB of New York stock. For the year ended December 31, 2002, the Company recorded $650,000 in dividends from the FHLB of New York. The Company has received approximately $436,000 in dividend payments since December 31, 2002(including $135,000 received subsequent to June 30, 2003).

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in the financial condition or business prospects of the Company's borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Warwick Community Bancorp, Inc. is the holding company for The Warwick Savings Bank, a New York state chartered stock savings bank, and The Towne Center Bank, a New Jersey state chartered commercial bank. The Warwick Savings Bank was originally founded in 1875 and is a community-oriented savings institution offering a variety of financial services to meet the needs of the communities it serves. The Towne Center Bank was founded in 1999. The Warwick Savings Bank maintains its headquarters in the village of Warwick in Orange County, New York and operates additional branches in the village of Monroe, the village of Goshen, the town of Woodbury, the town of Newburgh, and the town of Wallkill, Orange County, New York, and the town of Carmel, Putnam County, New York. The Towne Center Bank is headquartered in the town of Lodi, in Bergen County, New Jersey and operates an additional branch in the borough of Moonachie, in Bergen County, New Jersey. The Bank Insurance Fund of the FDIC insures both banks' deposits up to the maximum allowable amount.